Exhibit 23.01

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Cadence Design Systems, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333‑219432, 333-212669, 333-204278, 333-197579, 333-195771, 333-194102, 333-188452, 333-188449, 333-184595, 333-174200, 333-174201, 333-174202, 333-159486, 333-150948, 333-149877, 333-145891, 333-144972, 333-135003, 333-132754, 333-132753, 333-124025, 333-119335, 333-116681, 333-115351, 333-115349, 333-108251, 333-105492, 333-105481, 333-104720, 333-103657, 333-103250, 333-102648, 333-101693, 333-88390, 333-87674, 333-85080, 333-82044, 333-75874, 333-65116, 333-56898, 333-33330, 333-93609, 333-85591, 333-69589, 333-71717, 333-65529, 333-61029, 333-34599, 333-27109, 333-18963, 333-226292, 333-226293, and 333-226294) on Form S-8 and (Nos. 333-198952 and 333-205884) on Form S-3 of Cadence Design Systems, Inc. of our report dated February 27, 2019, with respect to the consolidated balance sheets of Cadence Design Systems, Inc. as of December 29, 2018 and December 30, 2017, the related consolidated income statements, statements of comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 29, 2018, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 29, 2018, which report appears in the December 29, 2018 annual report on Form 10‑K of Cadence Design Systems, Inc.
The audit report covering the December 29, 2018 financial statements refers to a change in the recognition of revenue to due to the adoption of FASB ASU 2014-09, “Revenue from Contracts with Customers (Topic 606)”.

/s/ KPMG LLP

Santa Clara, California
February 27, 2019